Exhibit 15.2

January 30, 2013

The Board of Directors

The Hertz Corporation

We are aware of the inclusion in the Registration Statement of The Hertz Corporation on Form S-4 filed with the Securities and Exchange Commission on January 30, 2013 and the related Prospectus pertaining to the offer to exchange $250,000,000 of 6.75% Senior Notes, $700,000,000 of 5.875% Senior Notes and $500,000,000 of 6.250% Senior Notes of The Hertz Corporation, of our report dated November 8, 2012 relating to the unaudited condensed consolidated interim financial statements of Dollar Thrifty Automotive Group, Inc. and subsidiaries as of September 30, 2012 and for the three and nine months ended September 30, 2012 and 2011.

/s/ Ernst & Young LLP
Tulsa, Oklahoma